Executive Change in Control Agreement

    This EXECUTIVE CHANGE IN CONTROL AGREEMENT (this “Agreement”) by and between Alamo Group Inc. (the “Company”), and Michael A. Haberman (the “Executive”) is made and entered into effective as of this 24th day of February, 2022 (the “Effective Date”). Capitalized terms not otherwise defined in this Agreement are defined in Section 17 below.

Preliminary Statements

    A.    The Company has determined that it is in its best interests, and in the best interests of its stockholders, to ensure that the Company will have the continued dedication of the Executive notwithstanding the possibility, threat or occurrence of a Change in Control.

    B.    This Agreement is intended to encourage the Executive’s full attention and dedication to the Company, notwithstanding the personal and professional uncertainties that the Executive may face in connection with a pending or threatened Change in Control, by providing the Executive additional compensation and benefits upon his or her involuntary termination without Cause or voluntary termination for Good Reason in connection with a Change in Control.

Agreement

    In consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1.Term of Agreement. This Agreement shall be effective as of the Effective Date and shall remain in effect until the first anniversary of the Effective Date (the “Term”); provided, however, that commencing with first (1st ) anniversary date and on each anniversary thereof (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least 90 days’ prior written notice before the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change in Control, remain in effect for twenty-four (24) months following such Change in Control.

2.At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.Change in Control Severance Benefits. If the Executive is Involuntarily Terminated during the thirty month period that begins six (6) months before a Change in Control and ends twenty-four (24) months following such Change in Control (the “Change in Control Protection Period”), then the Executive will receive the following severance benefits (the “Severance Benefits”) from the Company:

(a)Severance Payment. The Executive will be entitled to receive a lump-sum severance payment (the “Cash Severance”) in an amount equal to the sum of:

(i)An amount equal to 2 times (2x) the Executive’s annual base salary as in effect immediately prior to the Change in Control or the date of Executive’s termination of employment with the Company (the “Termination Date”), whichever is greater; and

(ii)An amount equal to 2 times (2x) the Executive’s target bonus opportunity for the calendar year in which the Change in Control or the Termination Date occurs, whichever is greater.

The Cash Severance will be paid by the Company to the Executive on or as soon as practicable following the later of (x) the sixty-fifth (65th) calendar day following the Termination Date or (y) the date of the Change in Control.

(b)Equity Award Acceleration. The acceleration of vesting of Executive’s Equity Awards that vest over time solely on the basis of continued employment with the Company. It is understood and agreed that the acceleration set forth in this Section 3(b) shall not apply to any performance-based equity awards.

(c)COBRA Continuation Coverage. During the portion, if any, of the eighteen (18) month period following the Termination Date that the Executive, his/her spouse and/or his/her eligible dependents elect to continue coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and/or Sections 601 through 608 of the Executive Retirement Income Security Act of 1974, as amended, the Company will promptly reimburse the Executive on a monthly basis for the amount paid to effect and continue such coverage. Nothing contained herein is intended to limit or otherwise restrict any rights to continued group health plan coverage pursuant to COBRA following the period described in the preceding sentence.

Notwithstanding the above or anything in this Agreement to the contrary, the Executive’s right to receive the Severance Benefits is subject to and expressly conditioned on the Executive’s delivery, by the Release Expiration Date, and non-revocation of an executed release acceptable to the Company, which will be substantially in the form of the release contained at Appendix A attached hereto and incorporated by reference herein (the “Release”).

4.Offset for Other Severance Benefits Received. The Severance Benefits (if any) payable to the Executive under this Agreement are in lieu of, and not in addition to, (a) any other severance or separation benefits for which the Executive is eligible under any plan, policy or arrangement of any member of the Company (including but not limited to, severance benefits provided under any employment agreement, retention incentive agreement, or similar benefits under any individual change in control agreements, plans, policies, and arrangements) (collectively, “Severance Plans”), and (b) amounts which the Executive may receive, in the Company’s sole discretion, in connection with a notification intended to comply with the notice requirements of the federal Worker Adjustment and Retraining Notification Act as well as any other similar state or local law that is provided fewer than 60 calendar days prior to the Executive’s termination date. If the Executive receives any payment or benefit under any severance plan, such payment or benefit will cause a corresponding reduction in the amounts payable under this Agreement.

5.Other Benefits Payable. Except as provided in Section 4, nothing in this Agreement will or will be construed to prevent or limit the Executive’s continuing or future participation in any benefit, bonus, retirement, incentive or other plan, program, arrangement or policy provided by the Company for which the Executive may qualify, including, without limitation, the Company’s Supplemental Executive Retirement Plan. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, program, arrangement, or policy of the Company will be payable in accordance with such plan, program, arrangement or policy.

6.Non-Disparagement. The Executive agrees to refrain from disparaging the Company, including any of the Company’s products, services, business, technologies or practices, or any its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this Section 6 precludes the Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process. Nothing in this Section 6 is intended to, or will be used in any way to, limit the Executive’s rights to communicate with the Securities and Exchange Commission (the “SEC”) or any other governmental agency, as provided for, protected under or warranted by applicable law, including, but not limited to, Section 21F of the Exchange Act and SEC Rule 21F-7 (the “Protected Communications"). Nothing in this Agreement requires the Executive to notify, or obtain permission from, the Company before engaging in any Protected Communications.

7.Section 280G of the Code.

(a)Anything in this Agreement to the contrary notwithstanding and except as set forth in subparagraph (b) below, if it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reduction (if any) required under this Section 7 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company will automatically reduce (the “Reduction”) the Executive’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Payment will be reduced in such a manner that provides the Executive with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each will be reduced pro rata.

(b)All determinations required to be made under this Section 7, including the after-tax benefit and calculation of the Reduction, will be made by a certified public accounting firm that is selected by the Company prior to the occurrence of a Change in Control (the “Accounting Firm”), which may be the Company’s independent auditor, but which firm will not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control. If the Reduction is applicable, the Company will provide the Executive with a written summary of the portions of the Payment that will be reduced. All fees and expenses of the Accounting Firm will be borne solely by the Company. All determinations by the Accounting Firm made under this Section 7 are binding upon the Company and the Executive.

(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduction. If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive will be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount will be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (“Interest”). The Company will cooperate with the Executive in good faith in valuing, and the Accounting Firm will take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 of the final regulations under Section 280G of the Code and/or exempt from the definition of parachute payment within the meaning of Q&A-5(a) of the final regulations under Section 280G of the Code.

8.Assignment. The Company will require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Agreement. No right or interest of the Executive under this Agreement will be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

9.Taxes. The Executive is solely responsible for his or her own tax liability with respect to amounts payable under this Agreement. The Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding anything else contained herein to the contrary, nothing in this Agreement is intended to constitute, nor does it constitute, tax advice, and in all cases, the Executive should obtain and rely solely on the tax advice provided by the Executive’s own independent tax advisors (and not the Company or any officer, employee or agent of the Company).

10.No Employment Contract. This Agreement is not and will not be deemed to create a contract of employment between the Company and the Executive and will create no right in the Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company, except as set forth herein. Except as set forth herein, this Agreement will not restrict the right of the Company to terminate the employment of the Executive, or restrict the right of the Executive to terminate his employment.

11.GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS WILL REMAIN IN FULL FORCE AND EFFECT.

12.Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to the Executive: the address listed as the Executive’s address in the Company’s personnel files.

If to the Company:

Alamo Group Inc.
1627 East Walnut St.
Seguin, TX 78155
Attention: Edward T. Rizzuti/General Counsel
13.Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of the Executive’s “separation from service” (within the meaning of Section 409A), (a) the Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company determines that an amount payable under the Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid accelerated taxation and/or tax penalties under Section 409A, then the Company (or its affiliate, as applicable) will not pay such amount on the scheduled payment date, but will instead accumulate such amount and pay it on the first business day after such six-month period (or, if earlier, on the date of the Executive’s death or disability). If required to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive will not be considered to have terminated employment with the Company for purposes of this Agreement and no payment will be due to the Executive under this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of Section 409A, each payment hereunder is a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, any benefits and reimbursements provided to the Executive under this Agreement during any calendar year will not affect any benefits and reimbursements to be provided to the Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments will be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. In no event will the time of the Executive’s execution and non-revocation of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution and non-revocation of the Release could be made in more than one taxable year, payment will be made in the later taxable year. Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which the COBRA reimbursement payments are provided to the Executive following his or her termination of employment, provided that the Company will use commercially reasonable efforts to preserve the economic benefit to the Executive of such benefits.

14.Survival. The respective rights and obligations of the parties hereunder will survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

15.Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof, (b) supersedes any prior agreement or understanding between them with respect to the such subject matter, and (c) may not be amended except in a writing signed by a duly authorized officer of the Company and the Executive.

16.Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE OR SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE OR SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE BEFORE SIGNING THIS AGREEMENT.

17.Definitions. As used in this Agreement, the following terms will have the meanings set forth below:

(a)“Board” means the Board of Directors of the Company or any committee of the Board.

(b)“Cause” means (i) Executive’s material breach of the terms of any agreement between Executive and the Company; (ii) Executive’s willful failure or refusal to perform material duties of his or her position; (iii) Executive’s willful insubordination or disregard of the legal directives of the Board or the Chief Executive Officer which are not inconsistent with the scope, ethics and nature of Executive’s duties and responsibilities; (iv) Executive’s engaging in misconduct which has a material adverse impact on the reputation, business, business relationships or financial condition of the Company; (v) Executive’s commission of an act of fraud or embezzlement against the Company or any of its subsidiaries; or (vi) any conviction of, or plea of guilty or nolo contendere by,

Executive with respect to a felony (other than a traffic violation), a crime involving moral turpitude, fraud or misrepresentation; provided, however, that Cause shall not be deemed to exist under any of clauses (i), (ii) or (iii) unless Executive has been given reasonably detailed written notice of the grounds for such Cause and Executive has not effected a cure within twenty (20) days of the date of receipt of such notice.

(c)“Change in Control” means the occurrence, after the Effective Date, of any one of the following events:

(i)A transaction or series of transactions (other than an offering of the Company’s shares of Common Stock to the general public through a registration statement filed with the United States Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)During any period of two (2) consecutive years, individuals who, on the Effective Date, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute a majority of the number of directors then serving on the Board; provided, however, that any new director who was appointed or elected by the Incumbent Board or by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered as though such person were a member of the Incumbent Board; or;

(iii)There is consummated a merger or consolidation of the Company or any subsidiary with any other corporation (in one or a series of related transactions), other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities; or

(iv)There is consummated one or more sales, leases, exchanges, or other transfers (in one or a series of related transactions) of all or substantially all of the Company’s assets.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control hereunder if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.

(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Equity Awards” means all awards of equity including without limitation, restricted stock, restricted stock units and stock options (both ISO and Non-Qualified Options), that may be granted from time to time under the Company’s equity incentive plans. Equity Awards shall expressly not include any grants of equity that are based in whole or in part on meeting performance criteria which may include, without limitation, sales or revenue targets, profitability targets or return on investment targets.
(f)“Exchange Act” means the Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder.

(g)“Good Reason” means the occurrence of one or more of the following circumstances, without the Executive’s express written consent, and which circumstance(s) are not remedied by the Company within thirty (30) calendar days of receipt of a written notice from the Executive describing in reasonable detail the Good Reason event that has occurred (which notice must be provided within ninety (90) calendar days of the Executive’s obtaining knowledge of the event), provided that the Executive must terminate employment within sixty (60) calendar days following the expiration of the Company’s thirty (30) calendar day cure period:

(i)any material change in the duties, responsibilities or status (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position(s), duties, responsibilities or authority with the Company immediately prior to the start of a Change in Control Protection Period (including any material and adverse diminution of such duties or responsibilities); or (B) a material and adverse change in the Executive’s titles or offices with the Company as in effect immediately prior to the start of a Change in Control Protection Period;

(ii)a material reduction in the Executive’s rate of annual base salary or annual performance bonus opportunity, long-term performance bonus opportunity or equity incentive compensation target opportunity (including any material and adverse change in the formula for any performance targets) as in effect immediately prior to the start of a Change in Control Protection Period;

(iii)the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor; or

(iv)a relocation of the Executive’s primary place of work to a location more than fifty (50) miles from the Executive’s work location at the time of the Change in Control.

(h)“Involuntary Termination” or “Involuntarily Terminated” means the termination of the Executive’s employment with the Company (i) by the Company other than for Cause, or (ii) by Executive for Good Reason.

(i)“Release Expiration Date” means the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(j)“Section 409A” means Section 409A of the Code, and the final Treasury Regulations issued thereunder.

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

ALAMO GROUP INC.

By:
Jeffery A. Leonard

Executive:

Michael A. Haberman

[Signature Page to Executive Change In Control Agreement]

APPENDIX A

RELEASE AGREEMENT

    This Release Agreement (this “Release”) constitutes the release referred to in that certain Change in Control Severance Agreement (the “Change in Control Agreement”) dated as of [], by and between ___________ (the “Executive”) and Alamo Group Inc. (the “Employer”).

1.     General Release.

    (a)    For good and valuable consideration, including the Employer’s provision of certain payments and benefits to the Executive in accordance with Section 3 of the Change in Control Agreement, the Executive hereby releases, discharges, and forever acquits the Employer and its subsidiaries, affiliates and divisions (the “Employer Parties” and each an “Employer Party”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to the Executive’s employment with any Employer Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).

    (b)    The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state, local, or federal anti-discrimination or anti-retaliation law; (xii) any state, local, or federal wage and hour law; (xiii) any other local, state, or federal law, regulation, or ordinance; (xiv) any public policy, contract, tort, or common law; and/or (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters.

    (c)    Notwithstanding anything else herein to the contrary, this release will not affect: (i) the obligations of the Employer under the Change in Control Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to the Executive under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which will remain in effect in accordance with their terms); (ii) obligations to indemnify the Executive (including advancement of expenses) respecting acts or omissions in connection with the Executive’s service as a director, officer or employee of the Employer Parties; (iii) obligations with respect to insurance coverage under any of the Employer Parties’ (or any of their respective successors) directors’ and officers’ liability insurance policies; (iv) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Employer Parties are jointly responsible; (v) Executive’s right to file a charge, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), a comparable state or municipal fair employment agency or the National Labor Relations Board (“NLRB”); (vi) Executive’s right to participate in any investigation or proceeding conducted by the EEOC or such state or municipal agency or the NLRB; or (vii) Executive’s right to enforce this Agreement. However, notwithstanding the foregoing, the Executive understands and expressly agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of any such EEOC (or comparable state or local agency) proceeding or subsequent legal actions.

    (d)    This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, the Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release, any and all potential claims of this nature that the Executive may have against the Employer Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

    (e)    By signing this Release, the Executive is bound by it. Anyone who succeeds to the Executive’s rights and responsibilities, such as heirs or the executor of the Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which the Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE EMPLOYER PARTIES.

2.     Covenant Not to Sue. The Executive agrees not to bring or join any lawsuit against any of the Employer Parties in any court or before any arbitral authority relating to any of the Released Claims. The Executive represents that he has not brought or joined any lawsuit or arbitration against any of the Employer Parties in any court or before any arbitral authority and has made no assignment of any rights he has asserted or may have against any of the Employer Parties to any person or entity, in each case, with respect to any Released Claims.

3.    Executive Acknowledgments and Representations. By executing and delivering this Release, the Executive acknowledges that:

(a)    The Executive has carefully read this Release;

(b)    The Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Employer;

(c)    The Executive has been and hereby is advised in writing to discuss this Release with an attorney of his or her choice and he has had adequate opportunity to do so;

(d)    The Executive fully understands the final and binding effect of this Release; the only promises made to the Executive to sign this Release are those stated in the Change in Control Agreement and herein; and the Executive is signing this Release voluntarily and of his own free will, and that the Executive understands and agrees to each of the terms of this Release; and

(e)    The Executive has received all leaves (paid and unpaid) to which the Executive was entitled during his/her employment with the Employer and, other than any sums owed to the Executive pursuant to Section 3 of the Change in Control Agreement or any vested sums owed to the Executive but deferred pursuant to any qualified or nonqualified deferred compensation plan (including but not limited to the Employer’s 401(k) cash or deferred arrangement), the Executive has received all wages, bonuses, compensation, and other sums that the Executive has been owed or ever could be owed by the Releasees.

4.    Revocation Right. The Executive may revoke this Release within the seven day period beginning on the date the Executive signs this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by the Executive and must be received by the [] of the Employer before 11:59 p.m., Eastern Standard Time, on the last day of the Release Revocation Period. This Release is not effective, and no consideration will be paid to the Executive, until the expiration of the Release Revocation Period without the Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Release will be of no force or effect and will be null and void ab initio.

    IN WITNESS WHEREOF, this Release has been signed as of [], 20[].

        [NAME]